Exhibit 99.1

 Disclaimer  Cautionary Note Regarding Forward-Looking StatementsThis “Presentation” contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements generally include statements regarding the potential transaction between ICON public limited company, a public limited company in Ireland (“ICON”) and PRA Health Sciences, Inc., a Delaware corporation (“PRA”), including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction (including anticipated synergies, projected financial information and future opportunities) and any other statements regarding ICON’s and PRA’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar expressions. All such forward-looking statements are based on current expectations of ICON’s and PRA’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include the ability to obtain the requisite ICON and PRA stockholder approvals; uncertainties as to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties; litigation relating to the potential transaction that has been or could be instituted against ICON, PRA or their respective directors; the effects of disruption to ICON’s or PRA’s respective businesses; restrictions during the pendency of the potential transaction that may impact ICON’s or PRA’s ability to pursue certain business opportunities or strategic transactions; the effect of this communication on ICON’s or PRA’s stock prices; transaction costs; ICON’s ability to achieve the benefits from the proposed transaction; ICON’s ability to effectively integrate acquired operations into its own operations; the ability of ICON or PRA to retain and hire key personnel; unknown liabilities; and the diversion of management time on transaction-related issues. Other important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of industry, market, economic, political or regulatory conditions outside of ICON’s or PRA’s control (including public health crises, such as pandemics and epidemics); risks regarding PRA’s ability to maintain large customer contracts or enter into new contracts; PRA’s ability to attract suitable investigators and patients for its clinical trials; PRA’s ability to keep pace with rapid technological change; PRA’s potential liability if a patient is harmed; and the factors set forth under the heading “Risk Factors” of ICON’s Annual Report on Form 20-F and PRA’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks, as well as other risks associated with the potential transaction, are more fully discussed in the joint proxy statement/prospectus filed with the SEC in connection with the proposed transaction. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements. Neither ICON nor PRA assumes any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.Non-GAAP MeasuresThis Presentation includes non-GAAP measures, such as Adjusted EBITDA, Adjusted Pro Forma EBITDA, Adjusted Combined EBITDA, Adjusted Combined EBITDA (incl. synergies), Free Cash Flow and pro forma revenue. See the Appendix in this Presentation for information regarding these non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measure.No Offer or SolicitationThis presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any reference to a potential financing does not constitute, nor should it be construed as, an offer to purchase or sell any security. There can be no assurance if or when the Company or any of its affiliates will offer any security or the terms of any such offering.Important Information for Investors and StockholdersIn connection with the potential transaction, ICON has filed a registration statement on Form F-4 (File No. 333-254891) with the SEC containing a prospectus of ICON that also constitutes a proxy statement of each of ICON and PRA. The registration statement, as amended, was declared effective by the SEC on April 27, 2021. Each of ICON and PRA commenced mailing copies of the definitive joint proxy statement/prospectus to stockholders of ICON and PRA, respectively, on or about April 27, 2021. ICON and PRA may also file other documents with the SEC regarding the potential transaction. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that ICON or PRA have filed or may file with the SEC in connection with the potential transaction.INVESTORS AND SECURITY HOLDERS OF ICON AND PRA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS ORSUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by ICON or PRA through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ICON are available free of charge on ICON’s website at https://www.iconplc.com and copies of the documents filed with the SEC by PRA are available free of charge on PRA’s website at https://www.prahs.com/. Additionally, copies may be obtained by contacting the investor relations departments of ICON or PRA.ICON and PRA and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction under the rules of the SEC. Information about the directors and executive officers of ICON is set forth in its annual report on Form 20-F, which was filed with the SEC on February 24, 2021. Information about the directors and executive officers of PRA is set forth in its Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which was filed with the SEC on March 30, 2021. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction are included in the registration statement and joint proxy statement/prospectus and other relevant materials filed with the SEC.The term “ICON” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to ICON plc., one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.Use of Material Contained HereinThe information contained in this Presentation is being provided for your convenience and information only. This information is provided as of the date of this Presentation. If you plan to use this information for any purpose, verification of its continued accuracy is your responsibility. ICON assumes no duty to update or revise the information contained in this Presentation  1

4 Diversification: Complementary therapeutic expertise drives value across combined organization

Strategic Rationale

- Highly complementary therapeutic mix with ICON Oncology and CNS strength combined with PRA additive expertise in Immunology, Hematology and Neurology
- Combined company will have substantial therapeutic coverage of all major categories
- Strong exposure to the largest and fastest growing areas with most priority for biopharma industry:
  - Oncology[1]
    - 2020 Market Size: $159bn (13% CAGR '20-26E)
    - 2020 Industry Clinical Development Spend: $82bn
  - CNS[(1)]
    - 2020 Market Size $84bn (8% CAGR '20-26E)
    - 2020 Industry Clinical Development Spend: $27bn
- ICON has helped develop and obtain approval of >100 drugs and similarly PRA has helped develop and obtain approval of >100 drugs

Backlog By Therapeutic Area, Q1'21 (%)[2]

Excludes FSP


ICON
Other 11%
Dermatology 3%
Gastro / Metabolic / Endo 7%
Immunology 5%
Cardiovascular 4%
CNS 9%
Infectious Diseases 20%
Oncology 41%
PRA Health Sciences
Other 14%
Hepatology 7%
Neurology 8%
Hematology 13%
Immunology 15%
Cardiovascular 4%
Infectious Diseases 7%
Oncology 32%

Source: Company filings, Wall St. Research, Evaluate Pharma.

[1] Market size based on 2020 annual biopharma sales from Evaluate Pharma. Market growth estimates for 2020 to 2026 and 2020 clinical development spend based on Evaluate Pharma World Preview Outlook to 2026 report.

[2] ICON backlog based on anticipated revenue including reimbursable revenue and PRA backlog based on anticipated revenue excluding reimbursable revenue

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     4  Higher combined penetration of the top 20 biopharma companies  27  1 Combined company has relationships with all Top 20 biopharma companies. Based on FY20 revenue per customer > $25m.2 Percentages are incremental up to Top 25.  Client base includes global leaders across the biopharmaceutical industryLimited customer concentration with no single customer accounting for>10% of RevenueDeeper relationships with the top 20 biopharmaceutical companiesMany of the top customers represent long-term strategic partnershipsBetter enabled to deliver on larger scale commitmentsPenetration across both full-service and functional service offerings    PRA ICONLower Customer Concentration (2020A Revenue)2    # of Top 20 Biopharma Customers with Significant Relationships1        17  15  13  10  11  12  13  14  15  16  17  18  ICON & PRA  17 out of Top 20 Biopharma companies are a strategic partner for the combined company                                                                    9%  12%  10%  39%  39%  31%  53%  52%  46%  73%  70%  67%  27%  30%  33%  0%  20%  40%  60%  80%  100%    Top 10 Customers down to 46% of Revenue          Top 5 Customers down to 31% of Revenue    PRATop 1  ICONTop 10    Top 5      Top 25    ICON & PRAOther

Reconciliation To LTM Mar-21 Pro Forma Revenue and LTM Mar-21 Adjusted Pro Forma EBITDA[1]

	ICON	PRA	Transaction Adjustments	Pro Forma[1]
Revenue	**$2,940.4**	**$3,333.4**	**(8.0)**	**$6,265.8**
Net Income attributable to ICON / PRA (GAAP)	**337.8**	**213.3**	**(538.4)**	**12.7**
Net Income attributable to noncontrolling interest	-	-	-	-
Share of equity method investments	0.6	-	-	0.6
Depreciation and amortization expense	67.2	131.9	366.6	565.7
Interest expense, net	11.4	34.9	242.0	288.2
Provision for income taxes	51.4	64.8	(153.7)	(37.5)
EBITDA	**$468.4**	**$444.9**	**(83.5)**	**$829.8**
Stock-based compensation expense[2]	28.0	72.8	63.5	164.3
Transaction-related costs	12.7	(31.6)	12.5	(6.5)
Restructuring	18.1	-	-	18.1
Adjusted EBITDA (before synergies)	**$527.2**	**$486.0**	**(7.5)**	**$1,005.7**
Synergies[3]				150.0
Adjusted Pro Forma EBITDA				**$1,155.7**

[1] Pro forma information is not in compliance with Reg S-X.
[2] ICON stock based compensation aligned with stock compensation expense presented in relevant consolidated statement of cash flows.
[3] By the end of 2025, we expect to have implemented initiatives to achieve approximately $150 million in annual run-rate cost synergies, though there is no assurance that any such cost savings will be realized within the anticipated timeframes or at all

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